                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
        (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2
                               (AMENDMENT NO. __)*

                               AMCOMP INCORPORATED
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    02342J101
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                                 (CUSIP Number)

                                December 31, 2006
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/_/      Rule 13d-1(b)

/_/      Rule 13d-1(c)

/X/      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP No. 02342J101                   13G                      Page 2 of 6 Pages
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================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Sam A. Stephens
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     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) /_/
               (SEE INSTRUCTIONS)                                        (b) /_/
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     3         SEC USE ONLY

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     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States of America
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 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,005,992
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              1,005,992
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,005,992
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES (SEE INSTRUCTIONS)                             /_/
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    6.4%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                    IN
================================================================================

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CUSIP No. 02342J101                   13G                      Page 3 of 6 Pages
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ITEM 1.

    (a)     NAME OF ISSUER:

            AmCOMP Incorporated

    (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            701 U.S. Highway One, Suite 200
            North Palm Beach, FL 33408

ITEM 2.

    (a)     NAME OF PERSON FILING:

            Sam A. Stephens (the "Reporting Person").

    (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            701 U.S. Highway One, Suite 200
            North Palm Beach, FL 33408

    (c)     CITIZENSHIP:

            United States of America

    (d)     TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share ("Common Stock")

    (e)     CUSIP NUMBER:

            02342J101

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B)
            OR (C), CHECK WHETHER THE PERSON FILING IS A:

    (a) /_/ Broker or dealer registered under Section 15 of the Exchange Act;

    (b) /_/ Bank as defined in section 3(a)(6) of the Exchange Act;

    (c) /_/ Insurance company as defined in section 3(a)(19) of the Exchange
            Act;

    (d) /_/ Investment company registered under section 8 of the Investment
            Company Act of 1940;

    (e) /_/ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

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CUSIP No. 02342J101                   13G                      Page 4 of 6 Pages
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    (f) /_/ An employee benefit plan or endowment fund in accordance with Rule
            13d-1(b)(1)(ii)(F);

    (g) /_/ A parent holding company or control person in accordance with Rule
            13d-1(b)(1)(ii)(G);

    (h) /_/ A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act;

    (i) /_/ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) /_/ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP

    (a)     Amount Beneficially Owned:

            1,005,992 shares of Common Stock

    (b)     Percent of Class:

            6.4%

    (c)     Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:

                  1,005,992

            (ii)  Shared power to vote or to direct the vote:

                  - 0 -

            (iii) Sole power to dispose or to direct the disposition of:

                  1,005,992

            (iv)  Shared power to dispose or to direct the disposition of:

                  - 0 -

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

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CUSIP No. 02342J101                   13G                      Page 5 of 6 Pages
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ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
            ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            COMPANY OR CONTROL PERSON.

                  Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

ITEM 10.    CERTIFICATIONS.

                  Not Applicable.

           [The remainder of this page was intentionally left blank.]

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CUSIP No. 02342J101                   13G                      Page 6 of 6 Pages
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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated: February 15, 2007

                                              /s/ Sam A. Stephens
                                              ---------------------------------
                                              Sam A. Stephens